UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 2, 2022

TARSUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-39614	81-4717861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15440 Laguna Canyon Road, Suite 160

Irvine, CA 92618

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 409-9820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TARS	The Nasdaq Global Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On May 2, 2022, Tarsus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with BofA Securities, Inc. and Jefferies LLC, acting as representatives of the underwriters named in the Underwriting Agreement (the “Underwriters”), relating to the sale of 5,600,000 shares of the Company’s common stock, par value $0.0001 per share (the “Offering”). The price to the public in the Offering is $13.50 per share, and the Underwriters have agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $12.69 per share. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 840,000 shares. The net proceeds to the Company from the Offering are expected to be approximately $70.6 million, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company, assuming no exercise by the Underwriters of its option to purchase additional shares of common stock. The transactions contemplated by the Underwriting Agreement are expected to close on May 5, 2022, subject to the satisfaction of customary closing conditions.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3, filed with the Securities and Exchange Commission (“SEC”) on November 1, 2021, which became effective on November 5, 2021 (File No. 333-260665) and the prospectus included therein (the “Registration Statement”), a preliminary prospectus supplement, dated May 2, 2022 filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), a free writing prospectus dated May 2, 2022 and filed with the SEC pursuant to Rule 433 under the Securities Act and a final prospectus supplement dated May 2, 2022 filed with the SEC pursuant to 424(b) under the Securities Act.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by the Underwriting Agreement.

The Underwriting Agreement is attached hereto as an exhibit to provide interested persons with information regarding its terms, but is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement as of specific dates indicated therein, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The legal opinion, including the related consent, of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP relating to the legality of the issuance and sale of the shares of the Company’s common stock in the Offering is filed as Exhibit 5.1 to this Current Report.

This Current Report contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of net proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s SEC filings.

Item 8.01	Other Events.

On May 2, 2022, the Company issued a press release to announce a proposed offering of $50 million shares of its common stock, par value $0.0001 per share, pursuant to the Registration Statement (the “Offering Press Release”). A copy of the Offering Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On May 3, 2022, the Company also issued a press release to announce that it had priced an upsized $75.6 million Offering (the “Pricing Press Release”). A copy of the Pricing Press Release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 2, 2022, by and among the Company, BofA Securities, Inc. and Jefferies LLC.

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1).

99.1	Press release issued by the Company dated May 2, 2022 titled “Tarsus Announces Proposed $50 Million Underwritten Public Offering of Shares of its Common Stock”.

99.2	Press release issued by the Company dated May 3, 2022 titled “Tarsus Announces Pricing of Upsized $75.6 Million Offering of Common Stock”.

104	Cover Page Interactive Data File (embedded within XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2022	Tarsus Pharmaceuticals, Inc.

	By:	/s/ Leo M. Greenstein
Leo M. Greenstein
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)